                                                                       EXHIBIT 7


                                PENNZOIL COMPANY
                       SALARIED EMPLOYEES RETIREMENT PLAN

              (As Amended and Restated Effective January 1, 1989)


                              Fifteenth Amendment


                 Pennzoil Company, a Delaware corporation (the "Company"), having established the Pennzoil Company Salaried Employees Retirement Plan, effective September 1, 1986, having thereafter amended and restated said Plan effective January 1, 1989 (the "Plan"), and having reserved the right under
Section 17.1 thereof to amend the Plan, does hereby amend the Plan, effective as July 1, 1997, as follows:

1.               Article I of the Plan is hereby amended by adding a new
         Section 1.37 thereto, to read as follows:

                 "1.37    Change of Control:  For purposes of this Plan, a
         Change of Control of the Company shall conclusively be deemed to have occurred (i) if the Board of Directors of the Company determines by resolution that a change in control which has the reasonable likelihood of depriving key employees of benefits they otherwise would have earned, by depriving key employees of the opportunity to fulfill applicable service, and age or other prerequisites to benefits has occurred, or (ii) upon the occurrence of an event specified for such purposes as a change in control, by resolution of the Board of Directors adopted not more than 60 days prior to the occurrence of such event which has the reasonable likelihood of depriving key employees of benefits they otherwise would have earned, by depriving key employees of the opportunity to fulfill applicable service, age or other prerequisites to benefits. The Effective Date of a Change of Control shall be (x) in the case of such a Change in Control described as specified in clause (i) of the preceding sentence, the date (not more than 30 days prior to the date on which the Board of Directors makes the determination) the Board of Directors determines as the date on which the Change in Control has occurred, or (y) in the case of such a Change of Control determined as specified in clause (ii) of the preceding sentence, the date of occurrence of the event specified by the Board of Directors as constituting such Change in Control."

2. Section 8.2 of the Plan is hereby amended by adding the following sentence to the end thereof:

         "Notwithstanding the above provisions of this Section to the contrary, a Member who terminates Service on or after a Change of Control and who as of such termination has completed at least 10 years of Vesting Service shall have an Early Retirement Date commencing on the first day of the month following the later of his termination of employment or attainment of age 55."

3. Section 9.1 of the Plan is hereby amended by amending the first paragraph of Section 9.1 and Part I therein in its entirety to read as follows:

                 "9.1.    Normal Retirement Pension:  A Member whose Service
         terminates on or after July 1, 1997, and after qualifying for a Normal Retirement Pension under Section 8.1 shall be entitled to receive from the Trust Fund, as a Normal Retirement Pension, a monthly annuity for the life of the Member, which, if the Member is not a highly compensated employee (as described in Section 414(q) of the Code), shall be an amount equal to the greatest of I, II or III, and, which if the Member is a highly compensated employee (as described in Section 414(q) of the Code), shall be an amount equal to the greater of I or II, where:

                 I.       is the greatest of (a) or (b) or (c), less (d), where:

                          (a)     is the sum of:

                                  1. one and six-tenths percent (1.6%) of the Member's monthly 1997 Considered Compensation (as hereinafter defined) multiplied by his years of Benefit Service accrued before 1974;

                                  2.       plus, the sum of:

                                        (A)     one and one-tenth percent
                                  (1.1%) of the Member's monthly 1997
                                  Considered Compensation multiplied by his years of Benefit Service accrued after 1973 and before July 1, 1997; and

                                        (B)     five-tenths percent (.5%) of
                                  the Member's monthly 1997 Considered
                                  Compensation in excess of his monthly Covered Compensation in effect for the Plan Year 1997, multiplied by his years of Benefit Service accrued after 1973 and before July 1, 1997;

                                  3.    plus, the sum of:

                                        (A)     one-twelfth (1/12) of one and
                                  one-tenth percent (1.1%) of the Member's monthly Considered Compensation during each month of his Benefit Service accrued after June 30, 1997; and

                                        (B)     one-twelfth (1/12) of
                                  five-tenths percent (.5%) of the Member's monthly Considered Compensation in excess of his monthly Covered Compensation during each month of his Benefit Service accrued after June 30, 1997;

                                  4.       plus, $5 multiplied by the Member's
                          years of Non-Benefit Service, as defined in the Superseded Plan, that were credited under the Superseded Plan at the time of its termination.

                          (b) is $40 multiplied by the Member's years of Benefit Service.

                          (c) is the Accrued Pension under the Plan as of June 30, 1997 plus the amounts under (a)(3) (A) and (B) above for service after June 30, 1997.

                          (d) is the benefit, if any, provided the Member under the Superseded Plan upon its termination by distribution of a paid-up annuity contract or an equivalent lump sum cash amount, expressed as a monthly annuity for the life of a Member commencing at age sixty-five (65), the amount of which was determined by adding (i) a Benefit Service factor to (ii) a Non-Benefit Service factor and subtracting from the sum thereof, (iii) a Social Security offset factor.

                                  As used in this Section 9.1(I), the term
                 'monthly 1997 considered compensation' shall mean the lesser of (i) the greater of 1997 Considered Compensation or the actual Considered Compensation for the 12 months prior to December 31, 1997 or date of termination, if later or (ii) if the Member terminates service prior to January 1, 2003, the Member's average monthly Considered Compensation received during the sixty (60) calendar months immediately preceding his retirement or other termination of Service. In determining 'monthly 1997 considered compensation' for any Member who has elected to defer the receipt of salary, any deferred salary shall be deemed to have been 'actually paid' and 'received' at such time or times as such salary would have been actually paid and received but for such election. In determining monthly 1997 considered compensation for any Member who was, is, or becomes a Transferred Member during the period of time with respect to which such determination is being made, the term Considered Compensation (as defined in Section 1.9) shall be deemed to include similar payments made or accrued by the Employer or an Affiliate while such Member was in a Transferred Member status. For purposes of determining average monthly Considered Compensation, any month in which the Member did not receive a full month's Considered Compensation shall be disregarded. Pension amounts determined under this Section 9.1 may not be decreased due to subsequent increases in Social Security Benefits and shall not exceed the limitations imposed by Article XXII. A Member's right to his Normal Retirement Pension shall be non-forfeitable upon his attainment of age sixty-five (65)."

         4.       Article X is hereby amended by adding a new Section
10.3 which shall read as follows:

         "10.3    Terminated After Change of Control:  Notwithstanding the
    above provisions of this Article X to the contrary, in the event that any Member's Service terminates for any reason within two years after a Change of Control has occurred, such Member shall be fully vested and shall be entitled to receive a Deferred Vested Pension equal to the Member's Accrued Pension at date of his termination of Service."

                          IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument which may be sufficiently evidenced by any executed copy hereof, this 1st day of July, 1997, but effective as herein provided.

                                            PENNZOIL COMPANY



                                            By /s/ WILLIAM B. St. CLAIR
                                              ----------------------------------
                                               William B. St. Clair
                                               Agent and Attorney-in-Fact

ATTEST:

/s/ LINDA F. CONDIT
-----------------------------------
Secretary